Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-203630-01

Pricing Supplement

Dated September 13, 2016

United Airlines, Inc.

$919,593,000

2016-2 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2016-2

Pricing Supplement dated September 13, 2016 to the preliminary prospectus supplement dated September 13, 2016 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2016-2 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2016-2 (“Class A Certificates”)

Amount:	$636,512,000	$283,081,000

CUSIP:	90932E AA1	90932D AA3

ISIN:	US90932EAA10	US90932DAA37

Coupon:	2.875%	3.100%

Make-Whole Spread over Treasuries:	0.20%	0.25%

Available Amount under Liquidity Facility at October 7, 2017	$27,449,580	$13,163,267

Initial Maximum Commitment Amount Under Liquidity Facility:	$27,957,906	$13,407,031

Price to Public:	100%	100%

Underwriters:

Credit Suisse Securities (USA) LLC	$101,841,920	$45,292,960

Morgan Stanley & Co. LLC	$101,841,920	$45,292,960

Goldman, Sachs & Co.	$101,841,920	$45,292,960

Citigroup Global Markets Inc.	$101,841,920	$45,292,960

Deutsche Bank Securities Inc.	$101,841,920	$45,292,960

Merrill Lynch, Pierce Fenner & Smith Incorporated	$101,841,920	$45,292,960

BNP Paribas Securities Corp.	$12,730,240	$5,661,620

Credit Agricole Securities (USA) Inc.	$12,730,240	$5,661,620

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$9,195,930

Settlement:	September 27, 2016 (T+10) closing date, the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037, Morgan Stanley toll-free at 1-866-718-1649 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

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